UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/20/2009

DISCOVER FINANCIAL SERVICES
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33378

Delaware	36-2517428
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015
(Address of principal executive offices, including zip code)

(224) 405-0900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Directors

On February 20, 2009, the board of directors of Discover Financial Services (the "Company") elected each of Cynthia A. Glassman and Richard H. Lenny as a director of the Company effective immediately. The board appointed Ms. Glassman to serve on the Audit Committee and appointed Mr. Lenny to serve on the Nominating and Governance Committee. On February 20, 2009, Thomas G. Maheras resigned from the Nominating and Governance Committee. Mr. Maheras remains a member of the Audit Committee. A copy of the press release announcing the election of Ms. Glassman and Mr. Lenny is attached as Exhibit 99.1 to this report.

There are no arrangements or understandings between Ms. Glassman or Mr. Lenny and any other person pursuant to which Ms. Glassman or Mr. Lenny was selected as a director. There are no transactions involving Ms. Glassman or Mr. Lenny that would be required to be reported under Item 404(a) of Regulation S-K.

Equity Grants to Non-Employee Directors

In connection with the election of Ms. Glassman and Mr. Lenny as directors of the Company, on February 20, 2009, Ms. Glassman and Mr. Lenny each received a grant of 3,630 restricted stock units under the Discover Financial Services Directors' Compensation Plan.

All restricted stock unit awards vest on the first anniversary of the date of grant, subject to the terms and conditions of the Discover Financial Services Directors' Compensation Plan. All restricted stock unit awards are to be settled in shares of Discover common stock.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description

99.1                 Press Release of Discover Financial Services dated February 23, 2009

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Date: February 23, 2009	By:	/s/ Simon Halfin
Simon Halfin
Assistant Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release of Discover Financial Services dated February 23, 2009